UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2007 (February 12, 2007)

SYMYX TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-27765	77-0397908
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3100 Central Expressway
Santa Clara, California		95051
(Address of Principal Executive Offices)		(Zip Code)

(408) 764-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2007, the Board of Directors (the “Board”) of Symyx Technologies, Inc. (the “Company”) met to determine the equity compensation for its executive officers, including Steven Goldby, the Company’s Chairman of the Board of Directors and Chief Executive Officer, Isy Goldwasser, the Company’s President, Henry Weinberg, the Company’s Executive Vice President and Chief Technology Officer, Jeryl Hilleman, the Company’s Executive Vice President and Chief Financial Officer and Paul Nowak, the Company’s Executive Vice President and Chief Operating Officer (each referred to herein as an “Executive Officer”).  The following reflects all of the Board actions pertaining to executive compensation approved at that meeting.

The Board modified the compensation of its Executive Officers to increase the percentage of executive compensation that derives from performance-based compensation elements. Upon the Company’s achievement of target performance, the Executive Officers would derive approximately 40% of their compensation from performance-based awards, including performance-based vesting of restricted stock and performance-based cash bonuses. This percentage is approximately double the performance-based component of executive compensation in past years. Further, the Board is not increasing the target pool of executive compensation over last year, as determined by salary, potential target cash incentive bonus, and the maximum level of performance-based and time-based vesting of equity (priced as of the date of grant) that would vest at target performance levels.

To increase the percentage of executive compensation that derives from performance-based compensation elements, the Board approved performance-based cash bonuses for the Executive Officers with the same approximate cash value of the performance-based cash bonuses from fiscal 2006, and awarded a mix of time-based and performance-based equity. The performance-based cash bonuses will be paid and the degree of vesting of the performance-based equity will be determined by the Board based upon achievement of defined financial performance metrics for fiscal 2007.  The Board, in its sole discretion, may reduce or eliminate an earned award. Performance-based shares which are unvested as of the Board’s determination will be forfeited.

Effective January 1, 2007, the Board approved an increase in annual salaries for Executive Officers. Mr. Goldby’s, Mr. Goldwasser’s and Dr. Weinberg’s annual base salaries will increase to $420,000, Ms. Hilleman’s to $350,000 and Mr. Nowak’s to $370,000. In addition, the Board approved an increase of $1,300 in the monthly housing allowance for Mr. Nowak for an aggregate of $2,600 per month effective as of September 1, 2006 continuing through December 31, 2007. The Board also approved the 2007 Annual Cash Incentive Plan for Executive Officers which provides for the payment of bonuses to executive officers upon the achievement of specific performance goals established by the Board. The Board and the Committee, in their sole discretion, may reduce or eliminate an earned award. The foregoing summary of the 2007 Annual Cash Incentive Plan for Executive Officers is qualified in its entirety by reference to the full text of the 2007 Annual Cash Incentive Plan for Executive Officers which is filed as an exhibit hereto.  The Board approved a 2007 bonus amount for each Executive Officer under the 2007 Annual Cash Incentive Plan for Executive Officers which provides for a bonus of up to 65% of such Executive Officer’s annual salary upon the Company achieving certain performance targets, with the potential to earn up to an additional 35% of such Executive Officer’s annual salary for achieving defined outperformance targets.

The Board also granted restricted stock units to the Executive Officers under the Company’s Amended and Restated 1997 Stock Plan (the “Plan”). Each restricted stock unit award is subject to a three year vesting schedule whereby 50% of the units subject to each award will vest on March 1, 2008; 33.33% of the units subject to each award will vest on March 1, 2009; and 16.67% of the units subject to each award will vest on March 1, 2010.  When and to the extent that each restricted stock unit vests, subject to the terms and conditions of the award and the Plan, the Executive Officer will be entitled to receive a share of the Company’s common stock. The Board granted 64,600 restricted stock units that vest over the described three year period to each of Mr. Goldby, Mr. Goldwasser and Dr. Weinberg and 53,000 restricted stock units that vest over the described three year period to each of Ms. Hilleman and Mr. Nowak.

Finally, the Board granted performance-based restricted stock to each of the Executive Officers. This restricted stock will be earned solely upon achievement of defined performance criteria determined by the Board at the time of grant. In order to achieve vesting of all performance-based shares, the Company would need to achieve all of the defined outperformance criteria. The Board, in its sole discretion, reserves the right to reduce of eliminate an earned award. Shares which are unvested as of the Board’s determination will be forfeited. The Board granted 32,300 shares of performance-based restricted stock to each of Mr. Goldby, Mr. Goldwasser and Dr. Weinberg and 26,500 shares of performance-based restricted stock to each of Ms. Hilleman and Mr. Nowak.

Item 9.01.              Financial Statements and Exhibits

(D) Exhibits

Exhibit Number	Description

10.22	2007 Annual Cash Incentive Plan for Executive Officers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SYMYX TECHNOLOGIES, INC.
(Registrant)

Date: February 14, 2007	By:	/s/ Steven D. Goldby
Steven D. Goldby
Chairman of the Board,
Chief Executive Officer
(Principal Executive Officer)

Date: February 14, 2007	By:	/s/ Jeryl L. Hilleman
Jeryl L. Hilleman
Executive Vice President,
Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

10.22	2007 Annual Cash Incentive Plan for Executive Officers